UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
VERTRUE INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THE FOLLOWING PRESS RELEASE HAS BEEN ISSUED IN CONNECTION WITH THE PROPOSED MERGER:
VERTRUE REPORTS FISCAL 2007
FOURTH QUARTER AND FISCAL YEAR FINANCIAL RESULTS
NORWALK, Connecticut — August 2, 2007 — Vertrue Incorporated (Nasdaq: VTRU), a premier internet direct marketing services company, announced today its financial results for the fourth quarter and fiscal year ended June 30, 2007.
Revenues increased 15% to $204.6 million in the fourth quarter of fiscal 2007 compared to $177.4 million in the prior year quarter due to a 16% increase in Marketing Services revenues, a 24% increase in Management Services revenues and a 9% increase in Personals revenues. Of the 9% increase in Personals revenues, 16% was due to the acquisition of certain assets of Mobile Lifestyles, Inc., which was acquired in the first quarter of fiscal 2007. Excluding the revenue from Mobile Lifestyles, Inc., Personals revenues decreased 6% year over year. In total, on a consolidated basis, revenues grew 8% organically from the fourth quarter of fiscal 2006 to the fourth quarter of fiscal 2007.
EBITDA increased 55% to $39.4 million in the fourth quarter of fiscal 2007 compared to $25.4 million reported in the prior year quarter. Net income increased 36% to $16.7 million, or $1.36 per diluted share, in the fourth quarter of fiscal 2007 compared to $12.3 million, or $1.03 per diluted share, in the prior year quarter. Adjusted EBITDA increased 70% to $31.4 million in the fourth quarter of fiscal 2007 compared to $18.4 million in the prior year quarter. EBITDA and Adjusted EBITDA for the fourth quarter of fiscal 2007 include $2.6 million related to Neverblue Media Inc., which was acquired in February 2007.
The fiscal 2007 fourth quarter results include $0.7 million ($0.8 million after tax, or $0.06 per share) in expenses related to the proposed merger, a $1.4 million ($0.8 million after tax, or $0.06 per share) benefit from the reversal of a restructuring reserve and a tax charge of $1.0 million ($0.08 per share) to adjust certain prior period tax amounts. Fiscal 2006 fourth quarter included a $2.0 million ($0.15 per share) tax benefit primarily related to the reversal of an accrual due to the completion of a tax audit.
Free cash flow was positive $4.2 million for the fourth quarter of fiscal 2007 compared to a negative $2.8 million in the prior year quarter. This increase was primarily due to an increase in Adjusted EBITDA in the current period offset by the payment of expenses incurred related to the proposed merger.
Full Year Results
Revenues increased 15% to $754.9 million in the fiscal year ended June 30, 2007 compared to $658.9 million in the prior year due to a 12% increase in Marketing Services revenues, a 43% increase in Management Services revenues and a 22% increase in Personals revenues. Of the 22% increase in Personals revenues, 21% was due to the acquisition of certain assets of Mobile Lifestyles, Inc. The organic growth in consolidated revenues from fiscal 2006 to fiscal 2007 was 10%.

EBITDA increased 15% to $102.9 million in fiscal 2007 compared to $89.8 million reported in the prior year. Net income increased 12% to $36.5 million, or $3.08 per diluted share, in fiscal 2007 compared to $32.7 million, or $2.83 per diluted share, in the same period last year. Adjusted EBITDA increased 11% to $88.1 million in fiscal 2007 compared to $79.2 million in the prior year. EBITDA and Adjusted EBITDA for fiscal 2007 include $3.5 million related to Neverblue Media Inc., which was acquired in February 2007.
The fiscal 2007 year results included $6.0 million ($5.2 million after tax or $0.42 per share) in expenses related to the proposed merger, a $1.4 million ($0.8 million after tax, or $0.06 per share) benefit from the reversal of a restructuring reserve and a tax charge of $1.5 million ($0.12 per share) to adjust certain prior period tax amounts. Fiscal 2006 included a $2.0 million ($0.15 per share) tax benefit primarily related to the reversal of an accrual due to the completion of a tax audit.
Free cash flow increased to $29.4 million in fiscal 2007 compared to $20.1 million in the prior year period primarily due to lower capital expenditures.
Use of Non-GAAP Measures
See the tables on pages 9 through 10 for reconciliations of the non-GAAP financial measures. An explanation of the relevance of these non-GAAP measures is located on page 10.
1. Conference Call
Vertrue will not host a conference call to discuss its fourth quarter and fiscal year results due to the proposed merger.
Proposed Merger
On March 22, 2007, we entered into a definitive agreement and plan of merger (the “Merger Agreement”) with Velo Holdings Inc., a Delaware corporation (“Parent”), and Velo Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). On July 18, 2007, we entered into an amendment to the Merger Agreement (as amended, the “Amended Merger Agreement”) with Parent and Merger Sub. Under the terms of the Amended Merger Agreement, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”), and at the effective time of the Merger, each outstanding share of Vertrue common stock, other than certain specified shares, will be cancelled and converted into the right to receive $50.00 in cash without interest. In connection with the amendment to the Merger Agreement, on July 18, 2007, Parent entered into an agreement with Brencourt Advisors, LLC (“Brencourt”), pursuant to which Brencourt (i) agreed, on behalf of itself and the accounts and funds managed by it, to vote in favor of the adoption of the Amended Merger Agreement and the approval of the Merger and against any action adverse to the Merger and (ii) was granted an option to acquire an interest in equity securities of Parent in an amount of not less than $10 million and not more than $25 million. On July 26, 2007, Brencourt gave irrevocable notice to Parent that it was exercising, on behalf of Brencourt Credit Opportunities Master, Ltd. and Brencourt BD, LLC,

to invest in equity securities of Parent in an amount of $25 million. As a result, Parent is currently owned and/or backed by the equity commitments of an investor group consisting of One Equity Partners II, L.P., Rho Ventures V, L.P., Rho Ventures V, Affiliates, L.L.C., Brencourt Credit Opportunities Master, Ltd. and Brencourt BD, LLC. The transaction, including the assumption of debt, is valued at approximately $850 million. The transaction is expected to be completed in the first quarter of fiscal year 2008, which ends on September 30, 2007, and is subject to receipt of stockholder approvals as well as satisfaction of additional customary closing conditions. Upon completion of the transaction, Vertrue’s executive management team will continue to lead the Company. Assuming this transaction closes as planned; our stock will no longer be publicly traded upon the completion of the transaction. More detailed information regarding the Merger is disclosed in the definitive proxy statement for a special meeting of stockholders to vote on the Merger Agreement, which was filed with the Securities and Exchange Commission (the “SEC”) on June 12, 2007, supplementary proxy materials, which was filed with SEC on July 31, 2007, and other proxy materials.
Forward-Looking Statements
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vertrue to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs of financing commitments, general competitive factors and regulatory developments. More detailed information about these risks, uncertainties and other factors is set forth in Vertrue’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 of Vertrue and in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007. Risks and uncertainties relating to the proposed Merger include the ability of the parties to the Amended Merger Agreement to satisfy the conditions to closing specified in the Amended Merger Agreement. Vertrue is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements.
Additional Information and Where to Find It
In connection with the proposed Merger, Vertrue has filed a definitive proxy statement, supplementary proxy materials and other materials with the SEC. BEFORE MAKING ANY VOTING DECISION, VERTRUE’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE SUPPLEMENTARY PROXY MATERIALS AND OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES THERETO. Copies of the definitive proxy statement and the supplementary proxy materials have been mailed to record holders of the shares of Vertrue’s common stock. Vertrue’s stockholders may obtain, without charge, a copy of the definitive proxy statement, supplemental proxy materials and other materials filed by Vertrue with the SEC from the SEC’s website at http://www.sec.gov. Vertrue’s stockholders may also obtain, without charge, a copy of the definitive proxy statement, the supplementary proxy materials and other materials by directing a request by mail or telephone to Vertrue Incorporated, Attn. Legal Department, 20 Glover Avenue, Norwalk, CT 06850, telephone: (203) 324-7635, or from Vertrue’s website, http://www.vertrue.com.

Participants in Solicitation
Vertrue and its directors, officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Vertrue’s stockholders with respect to the proposed Merger. Information concerning the interests of Vertrue’s directors and executive officers and their ownership of shares of Vertrue’s common stock is set forth in the definitive proxy statement, the supplementary proxy materials and other materials for the special meeting of Vertrue’s stockholders, which were filed with the SEC. Stockholders may obtain additional information regarding the interests of Vertrue and its directors and executive officers in the Merger, which may be different than those of Vertrue’s stockholders generally, by reading the definitive proxy statement, the supplementary proxy materials and other materials regarding the Merger, previously filed with the SEC.
About Vertrue
Vertrue Incorporated is a premier internet direct marketing services company. Vertrue operates a diverse group of marketing businesses that share a unified mission: to provide every consumer with access to savings and services that improve their daily lives. Vertrue’s members and customers have access to direct-to-consumer savings across its five vertical markets of healthcare, personal property, security/insurance, discounts, and personals, which are all offered online through a set of diverse internet marketing channels. Vertrue is headquartered in Norwalk, Conn.
- Tables Attached -

VERTRUE INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three months ended		Year ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues	$204,629	$177,356	$754,939	$658,855

Expenses:
Marketing	92,415	81,424	365,719	313,219
Operating	44,992	43,241	170,550	151,620
General and administrative	31,776	30,997	131,702	120,315
Amortization of intangible assets	1,759	1,849	8,235	8,360

Total expenses	170,942	157,511	676,206	593,514

Operating income	33,687	19,845	78,733	65,341
Interest income	1,762	1,319	6,527	3,579
Interest expense	(5,197)	(5,114)	(20,547)	(20,359)
Other income (expense), net	230	145	900	(2)

Income before income taxes	30,482	16,195	65,613	48,559
Provision for income taxes	(13,774)	(3,939)	(29,109)	(15,857)

Net income	$16,708	$12,256	$36,504	$32,702

Diluted earnings per share	$1.36	$1.03	$3.08	$2.83

Diluted shares used in earnings per share calculation	12,825	12,825	12,740	12,743

VERTRUE INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Three months ended		Year ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating Activities
Net income	$16,708	$12,256	$36,504	$32,702
Adjustments to reconcile net income to net cash provided by operating activities:
Revenues before deferral	195,786	166,448	735,237	635,306
Marketing costs before deferral	(91,537)	(77,448)	(360,850)	(300,235)
Revenues recognized	(204,629)	(177,356)	(754,939)	(658,855)
Marketing costs expensed	92,415	81,424	365,719	313,219
Depreciation and amortization	5,998	5,808	25,366	25,589
Stock-based compensation	1,164	1,169	4,625	4,531
Deferred and other income taxes	436	(261)	(417)	(467)
Excess tax benefits from stock-based compensation	(901)	(1,629)	(1,645)	(3,086)
Other	(976)	(370)	(214)	(1,009)

Operating cash flow before changes in assets and liabilities	14,464	10,041	49,386	47,695
Net change in assets and liabilities	(7,356)	(9,915)	(8,773)	(10,006)

Net cash provided by operating activities	7,108	126	40,613	37,689

Investing Activities
Acquisition of fixed assets	(2,931)	(2,919)	(11,174)	(17,631)
Purchases of short-term investments	(14,558)	(35,645)	(66,891)	(157,520)
Proceeds from maturities of short-term investments	31,227	36,554	98,763	142,937
Acquisitions of businesses, net of cash acquired, and other	(40,693)	(10,725)	(54,871)	(25,817)

Net cash used in investing activities	(26,955)	(12,735)	(34,173)	(58,031)

Financing Activities
Net proceeds from issuance of stock	2,517	1,236	5,219	8,636
Excess tax benefits from stock-based compensation	901	1,629	1,645	3,086
Treasury stock purchases	—	(8,675)	(2,762)	(19,338)
Drawdown on credit facility	35,200	—	35,200	—
Repayment of credit facility	(35,200)	—	(35,200)	—
Debt issuance costs	—	(29)	(64)	(154)
Payments of long-term obligations	(196)	(108)	(619)	(627)

Net cash provided by (used in) financing activities	3,222	(5,947)	3,419	(8,397)

Effect of exchange rate changes on cash and cash equivalents	208	142	(290)	673

Net increase (decrease) in cash and cash equivalents	(16,417)	(18,414)	9,569	(28,066)
Cash and cash equivalents at beginning of period	62,276	54,704	36,290	64,356

Cash and cash equivalents at end of period	$45,859	$36,290	$45,859	$36,290

VERTRUE INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30,	June 30,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$45,859	$36,290
Restricted cash	—	2,699
Short-term investments	—	31,798
Accounts and notes receivable, net	36,512	21,014
Prepaid expenses	7,226	9,053
Deferred marketing costs	21,694	26,463
Other current assets	4,942	4,706

Total current assets	116,233	132,023
Fixed assets, net	35,393	37,658
Goodwill	257,823	212,187
Intangible assets, net	37,202	37,798
Other long-term assets	35,969	23,362

Total assets	$482,620	$443,028

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Current maturities of long-term obligations	$452	$762
Accounts payable	37,366	42,281
Accrued liabilities	86,040	64,602
Deferred revenues	66,169	84,972
Deferred income taxes	13,714	11,687

Total current liabilities	203,741	204,304
Deferred income taxes	2,812	6,920
Long-term debt	238,170	237,984
Other long-term liabilities	9,397	9,989

Total liabilities	454,120	459,197

Shareholders’ equity (deficit):
Common stock; $0.01 par value 80,000 shares authorized; 20,402 issued (20,168 at June 30, 2006)	204	202
Capital in excess of par value	199,478	187,991
Retained earnings	104,886	68,382
Accumulated other comprehensive income (loss)	(348)	214
Treasury stock, 10,584 shares at cost (10,518 shares at June 30, 2006)	(275,720)	(272,958)

Total shareholders’ equity (deficit)	28,500	(16,169)

Total liabilities and shareholders’ equity (deficit)	$482,620	$443,028

VERTRUE INCORPORATED
ADDITIONAL INFORMATION (UNAUDITED)
KEY STATISTICS — MARKETING SERVICES

	June 2007	March 2007	June 2006
Revenue Before Deferral Mix:
Monthly	78%	80%	76%
Annual	22%	20%	24%

Other Monthly Statistics:
Average Monthly Members Billed (in thousands) (1)	3,185	3,188	2,843
Average Monthly Member Price Point (1)	$12.64	$12.63	$11.57
Monthly Marketing Margin	46%	39%	41%
Monthly Churn Rate (2)	8%	8%	8%
Monthly Renewal Rate (3)	84%	89%	90%
Monthly New Member Price Point	$19.21	$19.63	$15.80
Monthly Acquisition Cost per New Billed Member (4)	$41.32	$45.51	$39.37

(1)	During the first quarter of fiscal 2007, the methodologies for calculating monthly price point and average monthly members billed were changed. All prior periods have been adjusted for these changes.

(2)	Defined as member cancellations in the quarter divided by the sum of beginning average monthly members billed and new monthly members billed during the quarter, divided by three months.

(3)	Represents the percentage of renewal monthly revenue before deferral during the quarter as a percentage of the total monthly revenue before deferral in the previous quarter.

(4)	Represents the cost to acquire a new monthly member who has successfully billed and is not expected to cancel during the quarter.
VERTRUE INCORPORATED
SEGMENT DATA
(In thousands)

	Three months ended		Year ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues
Marketing Services	$163,647	$140,943	$603,473	$539,723
Personals	20,785	19,029	90,778	74,646
Management Services	21,630	17,412	63,894	44,699
Intersegment revenues	(1,433)	(28)	(3,206)	(213)

Total Revenues	$204,629	$177,356	$754,939	$658,855

EBITDA
Marketing Services	$41,073	$26,334	$119,478	$99,721
Personals	3,788	3,382	13,878	11,255
Management Services	2,473	3,458	5,206	6,857
Corporate	(7,965)	(7,812)	(35,672)	(28,045)

Total EBITDA	$39,369	$25,362	$102,890	$89,788

Adjusted EBITDA Marketing Services	$33,955	$19,389	$104,883	$88,718
Personals	3,741	3,258	13,184	11,086
Management Services	1,673	3,595	5,662	7,464
Corporate	(7,965)	(7,812)	(35,672)	(28,045)

Total Adjusted EBITDA	$31,404	$18,430	$88,057	$79,223

VERTRUE INCORPORATED
RECONCILIATION OF NON-GAAP INFORMATION (UNAUDITED)
(In thousands)

	Three months ended		Year ended
	June 30,		June 30,
Reconciliation of Free Cash Flow:	2007	2006	2007	2006
Net cash provided by operating activities	$7,108	$126	$40,613	$37,689
Capital expenditures	(2,931)	(2,919)	(11,174)	(17,631)

Free cash flow	$4,177	$(2,793)	$29,439	$20,058

	Three months ended June 30, 2007
	Marketing		Management
Reconciliation of EBITDA and Adjusted EBITDA:	Services	Personals	Services	Corporate	Total
Net income					$16,708
Interest and other expense, net					3,205
Provision for income taxes					13,774

Operating income	$38,069	$1,948	$1,796	$(8,126)	$33,687
Depreciation and amortization	3,004	1,840	677	161	5,682

EBITDA	41,073	3,788	2,473	(7,965)	39,369
Change in deferred revenue	(7,935)	(108)	(800)	—	(8,843)
Change in deferred marketing	817	61	—	—	878

Adjusted EBITDA	$33,955	$3,741	$1,673	$(7,965)	$31,404

	Three months ended June 30, 2006
	Marketing		Management
Reconciliation of EBITDA and Adjusted EBITDA:	Services	Personals	Services	Corporate	Total
Net income					$12,256
Interest and other expense, net					3,650
Provision for income taxes					3,939

Operating income	$23,751	$1,154	$3,043	$(8,103)	$19,845
Depreciation and amortization	2,583	2,228	415	291	5,517

EBITDA	26,334	3,382	3,458	(7,812)	25,362
Change in deferred revenue	(10,921)	(124)	137	—	(10,908)
Change in deferred marketing	3,976	—	—	—	3,976

Adjusted EBITDA	$19,389	$3,258	$3,595	$(7,812)	$18,430

	Year ended June 30, 2007
	Marketing		Management
Reconciliation of EBITDA and Adjusted EBITDA:	Services	Personals	Services	Corporate	Total
Net income					$36,504
Interest and other expense, net					13,120
Provision for income taxes					29,109

Operating income	$107,860	$4,668	$2,558	$(36,353)	$78,733
Depreciation and amortization	11,618	9,210	2,648	681	24,157

EBITDA	119,478	13,878	5,206	(35,672)	102,890
Change in deferred revenue	(19,631)	(527)	456	—	(19,702)
Change in deferred marketing	5,036	(167)	—	—	4,869

Adjusted EBITDA	$104,883	$13,184	$5,662	$(35,672)	$88,057

	Year ended June 30, 2006
	Marketing		Management
Reconciliation of EBITDA and Adjusted EBITDA:	Services	Personals	Services	Corporate	Total
Net income					$32,702
Interest and other expense, net					16,782
Provision for income taxes					15,857

Operating income	$87,861	$1,416	$5,228	$(29,164)	$65,341
Depreciation and amortization	11,860	9,839	1,629	1,119	24,447

EBITDA	99,721	11,255	6,857	(28,045)	89,788
Change in deferred revenue	(23,987)	(169)	607	—	(23,549)
Change in deferred marketing	12,984	—	—	—	12,984

Adjusted EBITDA	$88,718	$11,086	$7,464	$(28,045)	$79,223

	Three months ended	Year ended
Reconciliation of EPS excluding proposed merger related items:	June 30, 2007	June 30, 2007
GAAP earnings per share	$1.36	$3.08
Expenses related to proposed merger	0.06	0.42

Adjusted earnings per share	$1.42	$3.50

VERTRUE INCORPORATED
EXPLANATION OF NON-GAAP INFORMATION AND DEFINITIONS
EBITDA is calculated as net income excluding interest and other expense, taxes, depreciation and amortization. Adjusted EBITDA is calculated as EBITDA before the deferral of revenues and the deferral of marketing costs. These measures are used by the Company’s management to evaluate the overall performance of its business. EBITDA and Adjusted EBITDA is also used by the Company’s management to measure the overall performance of its business compared with internal budgets, allocate capital and other resources to its operating segments, assess the operating performance of those segments and determine compensation under the Company’s management incentive plans. EBITDA is useful to management and investors because it eliminates the effects of interest and other expense, income taxes, non-cash depreciation of tangible assets and non-cash amortization of intangible assets. Adjusted EBITDA is useful to management and investors because it provides insight into the current period cash operating results. However EBITDA and Adjusted EBITDA are limited as compared to net income in that they do not reflect the periodic amortization of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses, they do not reflect net income earned for GAAP reporting purposes and they exclude the effects of interest and taxes. EBITDA and Adjusted EBITDA should not be considered a substitute for or superior to operating income, net income, net cash from operating activities or other measures of financial performance and liquidity determined in accordance with generally accepted accounting principles. A reconciliation of EBITDA and Adjusted EBITDA to net income prepared in accordance with generally accepted accounting principles is presented above.
The Company’s management believes that revenues before deferral and marketing costs before deferral are important measures of liquidity and are significant factors in understanding the Company’s operating cash flow trends. These measures are not a substitute for or superior to revenue and marketing expense prepared in accordance with generally accepted accounting principles. These non-GAAP measures are used by management and the Company’s investors to understand the liquidity trends of the Company’s marketing margins related to the current period operations which are reflected within the operating cash flow section of the cash flow statement. GAAP revenues and marketing expenses are important measures used to understand the marketing margins earned during the period in the income statement. However, in order to understand the operating cash flow, it is important to understand the primary current period drivers of that cash flow. Two of the primary indicators of operating liquidity for the period are revenues before deferral and marketing before deferral. Revenues before deferral are revenues before the application of SAB 104 and represent the revenues billed during the current reporting period less an allowance for membership cancellations. That is, revenues before deferral for a reporting period include membership fees received in the current reporting period that will be recorded as GAAP revenues in future reporting periods and exclude membership fees received in prior reporting periods that are recorded as GAAP revenues in the current reporting period. Marketing costs before deferral are marketing costs before the application of SAB 104 and SOP 93-7 and represent actual marketing costs paid or accrued during the current reporting period. That is, marketing costs before deferral for a reporting period include costs paid or accrued in the current reporting period that will be recorded as GAAP marketing expenses in future reporting periods and exclude marketing expenses paid or accrued in prior reporting periods that are recorded as GAAP marketing expenses in the current reporting period. Neither revenues before deferral nor marketing costs before deferral exclude charges or liabilities that will require cash settlement.
Free cash flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to pursue opportunities that enhance shareholder value, such as make acquisitions, reduce debt, and develop new products. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. This metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.
CONTACT: Vertrue Incorporated
James B. Duffy, 203-324-7635